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                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                              SCHEDULE 13G
               Under the Securities Exchange Act of 1934
                       (Amendment No.      )<F*>

                          Hibernia Foods plc
-------------------------------------------------------------------------
                           (Name of Issuer)

                Ordinary Shares, IR Pound .07 par value
-------------------------------------------------------------------------
                    (Title of Class of Securities)

                               428660104
-------------------------------------------------------------------------
                            (CUSIP Number)

                            March 27, 1998
-------------------------------------------------------------------------
         (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [           ]   Rule 13d-1(b)
              [     X     ]   Rule 13d-1(c)
              [           ]   Rule 13d-1(d)

        <F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 428660104                                   Page 2 of 8 Pages
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1    NAMES OF REPORTING PERSONS/
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     Auric Partners Limited Partnership/
     38-2741160

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) / /
                                                        (b) / /

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Michigan


               5    SOLE VOTING POWER
  NUMBER OF         -0-
   SHARES
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY          477,777
    EACH
  REPORTING    7    SOLE DISPOSITIVE POWER
   PERSON           -0-
    WITH
               8    SHARED DISPOSITIVE POWER
                    477,777

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     477,777<F1>

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.0%<F2>

12   TYPE OF REPORTING PERSON
     PN

[FN]

<F1>  All shares are reported as beneficially owned by virtue of the reporting person's beneficial ownership of (i) 10,000 shares of 4% Series A Exchangeable Preference Shares of Hibernia Foods Trading House Limited, a wholly owned subsidiary of Hibernia Foods plc ("Hibernia"), which are convertible into Hibernia Ordinary Shares; (ii) 100,000 Class E Warrants to purchase Hibernia Ordinary Shares; and (iii) 100,000 Class F Warrants to purchase Hibernia Ordinary Shares.

<F2>  Percentage ownership is based upon 7,449,961 Ordinary Shares of
Hibernia issued and outstanding as of January 31, 1999.

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CUSIP No. 428660104                                   Page 3 of 8 Pages
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1    NAMES OF REPORTING PERSONS/
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     Amway Corporation/
     38-1736584

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) / /
                                                        (b) / /

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Michigan


               5    SOLE VOTING POWER
  NUMBER OF         -0-
   SHARES
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY          477,777
    EACH
  REPORTING    7    SOLE DISPOSITIVE POWER
   PERSON           -0-
    WITH
               8    SHARED DISPOSITIVE POWER
                    477,777

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     477,777<F1>

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.0%<F2>

12   TYPE OF REPORTING PERSON
     CO

[FN]

<F1>  All shares are reported as beneficially owned by virtue of the reporting person's beneficial ownership of (i) 10,000 shares of 4% Series A Exchangeable Preference Shares of Hibernia Foods Trading House Limited, a wholly owned subsidiary of Hibernia Foods plc ("Hibernia"), which are convertible into Hibernia Ordinary Shares; (ii) 100,000 Class E Warrants to purchase Hibernia Ordinary Shares; and (iii) 100,000 Class F Warrants to purchase Hibernia Ordinary Shares.

<F2>  Percentage ownership is based upon 7,449,961 Ordinary Shares of
Hibernia issued and outstanding as of January 31, 1999.


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CUSIP No. 428660104                                   Page 4 of 8 Pages
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ITEM 1.   (a)    Name of Issuer:

                 Hibernia Foods plc

          (b)    Address of Issuer's Principal Executive Offices:

                 68 Merrion Square
                 Dublin 2, Ireland

ITEM 2.   AURIC PARTNERS LIMITED PARTNERSHIP
          ----------------------------------

          (a)    Name of Person Filing:

                 Auric Partners Limited Partnership

          (b)    Address of Principal Business Offices or, if none,
                 Residence:

                 7575 East Fulton Road
                 Ada, Michigan  49355-7410

          (c)    Citizenship:

                 Michigan

          (d)    Title of Class of Securities:

                 Ordinary Shares, IR Pound .07 par value

          (e)    CUSIP Number:

                 428660104

          AMWAY CORPORATION
          -----------------

          (a)    Name of Person Filing:

                 Amway Corporation

          (b)    Address of Principal Business Offices or, if none,
                 Residence:

                 7575 East Fulton Road
                 Ada, Michigan  49355-7410

          (c)    Citizenship:
                 Michigan

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CUSIP No. 428660104                                   Page 5 of 8 Pages
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          (d)    Title of Class of Securities:

                 Ordinary Shares, IR Pound .07 par value

          (e)    CUSIP Number:

                 428660104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [     ] Broker or Dealer registered under Section 15
                       of the Act (15 U.S.C. 78o)
          (b)  [     ] Bank as defined in Section 3(a)(6) of the Act
                       (15 U.S.C. 78c)
          (c)  [     ] Insurance Company as defined in Section 3(a)(19)
                       of the Act (15 U.S.C. 78c)
          (d)  [     ] Investment Company registered under Section 8
                       of the Investment Company Act of 1940
                       (15 U.S.C. 809-8)
          (e)  [     ] An investment adviser in accordance with
                       Section 240.13d-1(b)(1)(ii)(E)
          (f)  [     ] An employee benefit plan or endowment fund in
                       accordance with Section 240.13d-1(b)(1)(ii)(F)
          (g)  [     ] A parent holding company or control person,
                       in accordance with Section 240.13d-1(b)(ii)(G)
          (h)  [     ] A savings association as defined in Section 3(b)
                       of the Federal Deposit Insurance Act (12 U.S.C. 1813)
          (i)  [     ] A church plan that is excluded from the definition
                       of an investment company under section 3(c)(14) of
                       the Investment Company Act of 1940 (15 U.S.C. 80-a-3)
          (j)  [     ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)



ITEM 4.   OWNERSHIP.

          AURIC PARTNERS LIMITED PARTNERSHIP
          ----------------------------------

          (a)  Amount Beneficially Owned:

               477,777<F1>

          (b)  Percent of Class:

               6.0%<F2>

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CUSIP No. 428660104                                   Page 6 of 8 Pages
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          (c)  Number as shares as to which the person has:


               (i)   Sole power to vote or to direct the vote

                     - 0 -

               (ii)  Shared power to vote or to direct the vote

                     477,777

               (iii) Sole power to dispose or to direct the
                     disposition of

                     - 0 -

               (iv) Shared power to dispose or to direct the disposition of

                     477,777

          AMWAY CORPORATION
          -----------------

          (a)  Amount Beneficially Owned:

               477,777<F1>

          (b)  Percent of Class:

               6.0%<F2>

          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote

                     - 0 -

               (ii)  Shared power to vote or to direct the vote

                     477,777

               (iii) Sole power to dispose or to direct the
                     disposition of

                     - 0 -

               (iv) Shared power to dispose or to direct the disposition of

                     477,777

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CUSIP No. 428660104                                   Page 7 of 8 Pages
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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 428660104                                   Page 8 of 8 Pages
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                             SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.


February 12, 1999          AURIC PARTNERS LIMITED PARTNERSHIP

                           By:  Amway Corporation,
                                its General Partner


                           By: /s/ James J. Rosloniec
                               -----------------------------------------
                               James J. Rosloniec,
                               Vice President-Audit and Control



February 12, 1999          AMWAY CORPORATION



                           By: /s/ James J. Rosloniec
                               -----------------------------------------
                               James J. Rosloniec,
                               Vice President-Audit and Control